Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Appointment of New Independent Director
March 27, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR, AMEX:CNR) today announces the appointment of Anthony J. Perry as an Independent Non-Executive Director of the Board of CanArgo with effect from April 1, 2008. He will also join the Company’s Audit Committee.
Anthony Perry, a British citizen, is an experienced oil and gas professional with over 40 years of organizational, financial, commercial and technical experience within the international exploration and production industry. He has a B.Sc. degree in Geology from Bristol University and a Diploma of Imperial College London in Petroleum Reservoir Engineering. He is a Chartered Engineer and a Distinguished Member of the Society of Petroleum Engineers (SPE); he is a Board Member and a former Chairman of the London section of the SPE.
Mr. Perry began his career as a Petroleum Engineer with Ultramar and a subsidiary of Gulf Oil Company in Venezuela. From 1970 to 1978 he worked for a subsidiary of British Petroleum in Abu Dhabi, ultimately as Chief Petroleum Engineer. During the period 1978 to 1983, he held the position of Manager of Petroleum Engineering at BP Petroleum Development (UK) Ltd which was a period of major expansion for BP in the North Sea. Later he went on to become Manager of Operations at Texas Eastern North Sea Inc. before taking up senior management positions at Mobil North Sea Limited as commercial co-ordinator, joint venture co-ordinator and secretary of the Mobil North Sea management council. From 2000 to 2005, he was Chairman of Oilfield Production Consultants (OPC) Limited, a Petroleum and Reservoir Engineering Consultancy.
Vincent McDonnell, Chairman, President and Chief Executive Officer of CanArgo commented: “I am extremely pleased to have Anthony join us as an Independent Non-Executive Director and also as a member of the Company’s Audit Committee. Anthony’s broad experience and expertise in oil and gas will be invaluable as we continue to develop and grow the Company. This appointment means that we now satisfy the continued listing requirements of the American Stock Exchange (AMEX) for a majority of Independent Directors on the Board and three Independent Directors on the Audit Committee.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com